Exhibit 99.1

For Immediate Release: February 7, 2008

Bridge Capital Holdings Reports Financial Results
For the Fourth Quarter and Year Ended December 31, 2007

Net Income Reaches Record $10.9 Million for FY2007
Earnings Per Share Increases 24% for FY2007

San Jose, CA – February 7, 2008 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary Bridge Bank, National Association was recently recognized as one of the top performing banks in the United States by U.S. Banker magazine, today announced financial results for the fourth quarter and year ended December 31, 2007.

The Company reported net income of $2.7 million, or $0.39 per diluted share, for the three months ended December 31, 2007. This represented an increase of $300,000, or 13%, compared to net income of $2.4 million, or $0.35 per diluted share, in the same period one year ago. Net income for the twelve months ended December 31, 2007 was $10.9 million, or $1.57 per diluted share, compared to $8.6 million, or $1.27 per diluted share, for the year ended 2006, representing a 24% increase in earnings per share.

”Our achievements in 2007 stand out in an extremely challenging environment facing the industry,” said Allan C. Kramer M.D., Chairman of the Boards of Bridge Capital Holdings and Bridge Bank. “The results are indicative of solid execution of our franchise and continued strength in our operating markets.“

Fourth Quarter Highlights

•	Net income of $2.7 million for the fourth quarter of 2007 represented an increase of $300,000 or 13% compared to $2.4 million for the fourth quarter of 2006.

•	Growth in average earning assets produced an increase in net interest income after provision for credit losses of $1.6 million, or 15%, compared to the same period one year earlier.

•	Net interest margin for the fourth quarter increased to 6.93% from 6.46% in the third quarter of 2007.

•	Non-interest income increased $500,000 to $1.4 million in the fourth quarter of 2007 from $900,000 in the fourth quarter of 2006, primarily due to increased international fee income.

•	Return on average assets and return on average equity were 1.42% and 17.12%, respectively, for the fourth quarter of 2007.

Fiscal Year Highlights

•	Net income of $10.9 million for 2007 represented an increase of $2.3 million or 26% compared to $8.6 million for 2006.

•	Growth in average earning assets produced an increase in net interest income after provision for credit losses of $8.0 million, or 21%, compared to 2006.

•	Net interest margin for 2007 remained strong at 6.76%.

•	Non-interest income increased $2.9 million to $6.7 million for 2007 from $3.8 million for 2006, primarily due to increased volume of SBA loan sales combined with increased international fee income.

•	Return on average assets and return on average equity were 1.45% and 19.34%, respectively, for 2007.

•	Total assets increased $52.8 million to $774.8 million as of December 31, 2007 compared to $722.0 million on the same date one year earlier.

”Our commercial and technology industries lines continued to drive strong growth in interest income and net income with increases of 26% each for 2007,” said Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank. “Silicon Valley remains one of the strongest economic regions in the State of California. Looking ahead, we see significant opportunities to capitalize on quality loan demand in the region and to attract new clients and talent as the banking sector continues to consolidate. In the current environment, Bridge Bank has performed better than the banking industry as a whole due to our primary focus on business banking, our diversified business lines, and our determination to manage risk exposure. We have deliberately limited our direct exposure to the housing market and that is paying off. Our asset quality remains strong and we believe we are well positioned for continued, measured growth in 2008.”

Net Interest Income and Margin

Earnings growth was driven primarily by growth in net interest income. Net interest income of $12.4 million for the quarter ended December 31, 2007 represented an increase of approximately $1.6 million, or 15%, over $10.8 million reported for the same quarter one year earlier and was primarily attributed to growth in average earning assets of $75.2 million, or 12%, compared to the same quarter in 2006. The Company’s loan-to-deposit ratio, a measure of leverage, averaged 95.12% during the quarter ended December 31, 2007, which represented an increase compared to an average of 83.51% for the same quarter of 2006.

For the twelve months ended December 31, 2007, net interest income of $47.6 million represented growth of $8.9 million, or 23%, over $38.7 million for the year ended 2006. For the twelve month period, growth in average earning assets was the primary driver of growth in net interest income. Average earning assets were $703.5 million compared to $593.0 million for the same period one year earlier. The Company’s average loan-to-deposit ratio for the twelve months ended December 31, 2007 was 88.67% compared to 87.12% for the prior year, reflecting slightly faster loan growth relative to deposit funding.

Changes in short-term interest rates also impact growth in net interest income as the interest rate earned on a majority of the Company’s assets, specifically the loan portfolio, adjust with changes in short-term market rates. As such, the nature of the Company’s balance sheet is that, over time as short-term interest rates change, income on interest earning assets has a greater impact on net interest income than interest paid on liabilities. The Company’s prime rate averaged 7.53% and 8.05%, respectively, in the quarter and twelve months ended December 31, 2007 compared to 8.25% and 7.96%, respectively, in the same periods one year earlier.

The Company’s net interest margin for the quarter ended December 31, 2007 was 6.93% compared to 6.77% for the same period one year earlier as a result of increased loan fees. The net interest margin for the twelve months ended December 31, 2007 was 6.76% compared to 6.87% for the year ended 2006 as a result of growth in the volume of average interest bearing liabilities and decreased balance sheet leverage.

“In the fourth quarter of 2006 and the first quarter of 2007, we entered into two interest rate swap transactions in order to mitigate the exposure in our prime-based loan portfolio to a decline in short-term interest rates,” said Thomas A. Sa, Executive Vice President and Chief Financial Officer of Bridge Capital Holdings and Bridge Bank. “These two transactions, which had a total notional value of $100 million, effectively locked in the prime rate at approximately 7.83%. In addition, we increased balance sheet leverage by transferring $50 million of higher-cost client deposits to off-balance sheet investments. These strategies positively affected our net interest margin which increased to 6.93% in the fourth quarter of 2007 from 6.46% in the preceding quarter, even with the Federal Reserve’s lowering short-term interest rates by 100 basis points. We are pleased with the results of these interest rate risk strategies; however, recent actions by the Federal Reserve to reduce short-term rates by an additional 125 basis points present a challenge going forward. While we expect net interest margin to continue to be above industry norms, some compression is likely.”

Non-Interest Income

The Company’s non-interest income for the quarter and twelve months ended December 31, 2007 was $1.4 million and $6.7 million, respectively, compared to $900,000 and $3.8 million, respectively, for the same periods one year ago. Non-interest income is primarily comprised of gains realized on sales of SBA loans, and the increase in non- interest income primarily reflects a higher volume of SBA loan sales in 2007. During the quarter and twelve months ended December 31, 2007, the Company sold SBA loans totaling $11.2 million and $90.3 million, respectively, compared to $26.6 million and $66.3 million, respectively, for the same periods during 2006. In addition, non-interest income for the quarter and year ended December 31, 2007 included $198,000 and $652,000, respectively, for international fee income compared to $69,000 and $234,000, respectively, for the corresponding periods in 2006. During the three and twelve months ended December 31, 2007, the Company recognized $66,000 and $441,000, respectively, resulting from the liquidation of warrant positions in several of the Bank’s loan clients.

Net interest income and non-interest income comprised total revenue of $13.8 million for the three months ended December 31, 2007 compared to $11.7 million for the same period one year earlier, representing an increase of $2.1 million, or 18%. For the twelve months ended December 31, 2007, total revenue of $54.3 million represented an increase of $11.8, or 28%, over $42.5 million for the year ended 2006.

Non-Interest Expense

Non-interest expense was $8.6 million and $33.6 million for the quarter and twelve months ended December 31, 2007, respectively, compared to $7.3 million and $27.3 million, respectively, for the same periods in 2006. The increase in non-interest expense was primarily due to an increase in salary and benefits expense associated with the Company’s expansion. Salary and benefits expense for the quarter ended December 31, 2007 was $5.2 million, an increase of $500,000 over $4.7 million in the same period of 2006. Salary and benefits expense for the twelve months ended December 31, 2007 was $21.0 million, an increase of $3.6 million over $17.4 million in the same period of 2006. As of December 31, 2007 the Company employed 170 full-time equivalents (FTE) compared to 140 FTE on the same date one year earlier.

The Company’s efficiency ratio, the ratio of non-interest expense to revenues, was 62.44% and 61.83% for the quarter and twelve months ended December 31, 2007 compared to 62.04% and 64.14%, respectively, in the same periods one year earlier.

Balance Sheet

Bridge Capital Holdings reported total assets at December 31, 2007 of $774.8 million, compared to $722.0 million on the same date one year ago. The increase in total assets represented growth of $52.9 million, or 7%, compared to December 31, 2006.

The Company reported total gross loans outstanding at December 31, 2007 of $652.7 million, which represented an increase of $111.9 million, or 21%, over $540.8 million for the same date one year earlier.

The Company’s total deposits were $671.4 million as of December 31, 2007, compared to total deposits of $645.0 million as of December 31, 2006. The increase in deposits represented growth of $26.4 million, or 4%, compared to December 31, 2006.

For the quarter ended December 31, 2007, the Company’s return on average assets and return on average equity were 1.42% and 17.12%, respectively, and compared to 1.39% and 19.41%, respectively, for the same period in 2006. Return on average equity for the fourth quarter of 2007 was reduced, in part, by the impact of appreciation in the value of interest rate swaps of approximately $3.7 million which increased average other comprehensive income by approximately $1.2 million. Return on average assets and return on average equity for the twelve months ended December 31, 2007 were 1.45% and 19.34%, respectively, compared to 1.42% and 19.34%, respectively, for the same period one year earlier.

Credit Quality

The allowance for loan losses was $8.6 million, or 1.32% of total loans, at December 31, 2007, compared to $7.3 million, or 1.36% of total loans, at December 31, 2006. The provision for credit losses for the three and twelve months ended December 31, 2007 was $600,000 and $2.3 million, respectively, compared to $600,000 and $1.4 million, respectively, for the same periods in 2006.

At December 31, 2007 nonperforming assets totaled $5.3 million, or 0.69% of total assets, compared to $437,000, or 0.06% of total assets, on the same date one year earlier. The nonperforming assets at December 31, 2007 consisted of four loans totaling $4.9 million that were on non-accrual status and determined to be impaired based upon the criteria set forth in SFAS No. 114, and one commercial property valued at $425,000 that was categorized as “other real estate owned”. Included in the non-performing loans was one loan totaling $3.7 million at December 31, 2007 which was collateralized by undeveloped land. This loan had an indicated potential loss exposure of approximately $330,000 and an impairment reserve was included in the allowance for loan losses. The other significant non-performing loan is an SBA 504 loan that totaled $713,000 and was adequately collateralized by undeveloped land. As such, no specific reserve was required for this loan.

Although there has been an increase in non-performing loans, net loan charge-offs remained low at 0.17% of average gross loans for the year ending 2007. The Company had no loan charge-off activity during the three months ended December 31, 2007 and 2006. During the twelve months ended December 31, 2007, the Company charged-off balances totaling $1.3 million which compared to no loan charge-off activity during the same period of 2006. During the three and twelve months ended December 31, 2007 the Company recognized $5,000 and $259,000, respectively, in loan recoveries compared to $1,000 in loan recoveries during the same periods of 2006.

Capital Adequacy

At December 31, 2007, shareholders’ equity in the Company totaled $65.1 million, which included approximately $2.6 million in other comprehensive income as the result of increased value of interest rate swaps and the Bank’s investment portfolio. Shareholder’s equity at December 31, 2007 compared to $49.1 million on the same date one year earlier. As a result, the Company’s total risk-based capital ratio, tier one capital ratio, and leverage ratio of 11.67%, 10.54%, and 10.66%, respectively, were all substantially above the regulatory standards for “well-capitalized” institutions.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and is listed on The NASDAQ Stock Market under the trading symbol BBNK. For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Bridge Bank, N.A. is Santa Clara County’s full-service professional business bank. The bank is dedicated to meeting the financial needs of small and middle market, and emerging technology businesses, in the Silicon Valley, Palo Alto, Redwood City, San Ramon-Pleasanton, Sacramento, San Diego, Bakersfield, Fresno, Orange County, Dallas, TX, and Reston, VA business communities. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. For additional information, visit the Bridge Bank website at http://www.bridgebank.com.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Administrative Officer, Chief Financial Officer
408-556-6510	408-556-8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act. Forward-looking statements describe future plans, strategies, and expectations, and are based on currently available information, expectations, assumptions, projections, and management’s judgment about the Bank, the banking industry and general economic conditions. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements.

These risks and uncertainties include, but are not limited to: (1) competitive pressures in the banking industry; (2) changes in interest rate environment; (3) general economic conditions, nationally, regionally, and in operating markets; (4) changes in the regulatory environment; (5) changes in business conditions and inflation; (6) changes in securities markets; (7) future credit loss experience; (8) the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control; (9) civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; and (10) the involvement of the United States in war or other hostilities.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings’ annual reports on Forms 10-K and quarterly reports on Forms 10-Q on file with the Securities Exchange Commission.

-Financial Tables Follow-

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(Dollars in Thousands)

	Three months ended			Twelve months ended
	12/31/07	09/30/07	12/31/06	12/31/07	12/31/06

INTEREST INCOME
Loans	$15,806	$15,585	$13,552	$61,008	$48,248
Federal funds sold	233	1,138	1,267	2,648	3,990
Investment securities available for sale	765	904	408	3,089	724
Total interest income	16,804	17,627	15,227	66,745	52,962

INTEREST EXPENSE
Deposits:
Interest-bearing demand	7	10	11	40	34
Money market and savings	3,174	3,984	2,785	13,783	8,858
Certificates of deposit	974	1,039	1,366	4,281	4,290
Other	274	262	264	1,056	1,089
Total interest expense	4,429	5,295	4,426	19,160	14,271

Net interest income	12,375	12,332	10,801	47,585	38,691
Provision for credit losses	600	475	600	2,275	1,372
Net interest income after provision for credit losses	11,775	11,857	10,201	45,310	37,319

NON-INTEREST INCOME
Service charges on deposit accounts	173	166	128	672	498
Gain on sale of SBA loans	580	363	670	3,564	1,734
Other non-interest income	618	906	79	2,477	1,605
Total non-interest income	1,371	1,435	877	6,713	3,837

OPERATING EXPENSES
Salaries and benefits	5,194	5,530	4,711	20,990	17,417
Premises and fixed assets	1,189	1,173	711	4,337	2,833
Other	2,200	2,012	1,823	8,247	7,029
Total operating expenses	8,583	8,715	7,245	33,574	27,279

Income before income taxes	4,563	4,577	3,833	18,449	13,877
Income taxes	1,876	1,825	1,457	7,583	5,243

NET INCOME	$2,687	$2,752	$2,376	$10,866	$8,634

EARNINGS PER SHARE
Basic earnings per share	$0.42	$0.43	$0.38	$1.70	$1.38
Diluted earnings per share	$0.39	$0.40	$0.35	$1.57	$1.27
Average common shares outstanding	6,410,099	6,397,140	6,309,307	6,380,100	6,274,051
Average common and equivalent shares outstanding	6,945,475	6,947,833	6,871,992	6,925,862	6,816,700

PERFORMANCE MEASURES
Return on average assets	1.42%	1.36%	1.39%	1.45%	1.42%
Return on average equity	17.12%	19.02%	19.41%	19.34%	19.34%
Efficiency ratio	62.44%	63.30%	62.04%	61.83%	64.14%

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in Thousands)

	12/31/07	09/30/07	06/30/07	03/31/07	12/31/06

ASSETS
Cash and due from banks	$27,440	$19,076	$21,274	$21,673	$24,360
Federal funds sold	13,395	70,155	39,790	60,620	93,845
Investment securities available for sale	55,482	66,071	73,362	53,920	43,933
Loans:
Commercial	272,660	264,360	258,978	213,436	197,174
SBA	56,945	63,205	56,176	60,871	59,888
Real estate construction	85,378	83,030	104,652	116,282	103,710
Real estate other	171,042	144,438	134,299	123,853	115,313
Factoring and asset-based lending	57,662	43,942	42,683	51,904	56,924
Other	9,042	12,231	9,341	8,794	7,771
Loans, gross	652,729	611,206	606,129	575,140	540,780
Unearned fee income	(1,856)	(1,616)	(1,483)	(1,586)	(1,495)
Allowance for credit losses	(8,608)	(8,003)	(7,590)	(7,533)	(7,329)
Loans, net	642,265	601,587	597,056	566,021	531,956
Premises and equipment, net	5,005	4,618	4,966	4,050	3,479
Accrued interest receivable	4,400	4,748	4,608	4,212	4,292
Other assets	26,845	23,622	22,741	20,626	20,114
Total assets	$774,832	$789,877	$763,797	$731,122	$721,979

LIABILITIES
Deposits:
Demand noninterest-bearing	$198,641	$201,133	$218,651	$195,965	$198,639
Demand interest-bearing	5,350	4,271	4,563	9,611	3,901
Money market and savings	372,923	418,503	372,470	352,975	333,838
Time	94,442	78,943	85,442	94,847	108,609
Total deposits	671,356	702,850	681,126	653,398	644,987

Junior subordinated debt securities	17,527	17,527	17,527	17,527	17,527
Other borrowings	10,000	-	-	-	-
Accrued interest payable	210	298	276	289	318
Other liabilities	10,655	9,187	9,882	7,449	10,053
Total liabilities	709,748	729,862	708,811	678,663	672,885

SHAREHOLDERS' EQUITY
Common stock	37,697	36,888	36,466	35,954	35,427
Retained earnings	25,409	22,722	19,970	16,987	14,543
Accumulated other comprehensive (loss)	1,978	405	(1,450)	(482)	(876)
Total shareholders' equity	65,084	60,015	54,986	52,459	49,094
Total liabilities and shareholders' equity	$774,832	$789,877	$763,797	$731,122	$721,979

CAPITAL ADEQUACY
Tier I leverage ratio	10.66%	10.20%	10.13%	10.15%	10.97%
Tier I risk-based capital ratio	10.54%	10.68%	10.48%	10.55%	10.52%
Total risk-based capital ratio	11.67%	11.80%	11.56%	11.69%	11.74%
Total equity/ total assets	8.40%	7.60%	7.20%	7.18%	6.80%
Book value per share	$10.03	$9.32	$8.61	$8.21	$7.77

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Three months ended December 31,
	2007			2006
	Average Balance	Yields or Rates	Interest Income/ Expense	Average Balance	Yields or Rates	Interest Income/ Expense
ASSETS
Interest earning assets (2):
Loans (1)	$626,763	10.01%	$15,806	$504,030	10.67%	$13,552
Federal funds sold	20,604	4.49%	233	96,067	5.23%	1,267
Investment securities	61,174	4.96%	765	33,198	4.88%	408
Total interest earning assets	708,541	9.41%	16,804	633,295	9.54%	15,227

Noninterest-earning assets:
Cash and due from banks	19,568			28,201
All other assets (3)	23,517			16,395
TOTAL	$751,626			$677,891

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$4,846	0.57%	$7	$4,811	0.91%	$11
Money market and savings	374,315	3.36%	3,174	308,786	3.58%	2,785
Time	80,517	4.80%	974	112,436	4.82%	1,366
Other	18,616	5.84%	274	17,527	5.98%	264
Total interest-bearing liabilities	478,294	3.67%	4,429	443,560	3.96%	4,426

Noninterest-bearing liabilities:
Demand deposits	199,224			177,525
Accrued expenses and other liabilities	11,834			8,247
Shareholders' equity	62,274			48,559
TOTAL	$751,626			$677,891

Net interest income and margin		6.93%	$12,375		6.77%	$10,801

(1)	Loan fee amortization of $1.6 million and $1.2 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $8.2 million and $6.9 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED AVERAGE BALANCE SHEET AND YIELD DATA (UNAUDITED)
(Dollars in Thousands)

	Twelve months ended December 31,
	2007			2006

		Yields	Interest		Yields	Interest
	Average	or	Income/	Average	or	Income/
	Balance	Rates	Expense	Balance	Rates	Expense
ASSETS
Interest earning assets (2):
Loans (1)	$590,443	10.33%	$61,008	$466,529	10.34%	$48,248
Federal funds sold	52,166	5.08%	2,648	78,946	5.05%	3,990
Investment securities	60,901	5.07%	3,089	17,523	4.13%	724
Total interest earning assets	703,510	9.49%	66,745	562,998	9.41%	52,962

Noninterest-earning assets:
Cash and due from banks	25,284			27,748
All other assets (3)	21,744			15,760
TOTAL	$750,538			$606,506

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Deposits:
Demand	$5,382	0.74%	$40	$3,902	0.87%	$34
Money market and savings	371,371	3.71%	13,783	261,251	3.39%	8,858
Time	88,542	4.83%	4,281	99,924	4.29%	4,290
Other	17,802	5.93%	1,056	19,106	5.70%	1,089
Total interest-bearing liabilities	483,097	3.97%	19,160	384,183	3.71%	14,271

Noninterest-bearing liabilities:
Demand deposits	200,630			170,395
Accrued expenses and other liabilities	10,619			7,282
Shareholders' equity	56,192			44,646
TOTAL	$750,538			$606,506

Net interest income and margin		6.76%	$47,585		6.87%	$38,691

(1)	Loan fee amortization of $5.9 million and $4.2 million, respectively, is included in interest income. Nonperforming loans have been included in average loan balances.
(2)	Interest income is reflected on an actual basis, not a fully taxable equivalent basis. Yields are based on amortized cost.
(3)	Net of average allowance for credit losses of $7.7 million and $6.5 million, respectively.

BRIDGE CAPITAL HOLDINGS AND SUBSIDIARY
INTERIM CONSOLIDATED CREDIT DATA (UNAUDITED)
(Dollars in Thousands)

	12/31/07	09/30/07	06/30/07	03/31/07	12/31/06

ALLOWANCE FOR CREDIT LOSSES
Balance, beginning of period	$8,003	$7,590	$7,533	$7,329	$6,728
Provision for credit losses, quarterly	600	475	1,000	200	600
Charge-offs, quarterly	-	(312)	(943)	-	-
Recoveries, quarterly	5	250	-	4	1
Balance, end of period	$8,608	$8,003	$7,590	$7,533	$7,329

NONPERFORMING ASSETS
Loans accounted for on a non-accrual basis	$4,914	$-	$-	$5,450	$437
Loans restructured and in compliance with modified terms	-	-	-	-	-
Other loans with principal or interest contractually past due 90 days or more	-	-	-	-	-
Nonperforming loans	4,914	-	-	5,450	437
Other real estate owned	425	425	425	-	-
Nonperforming assets	$5,339	$425	$425	$5,450	$437

ASSET QUALITY
Allowance for credit losses / gross loans	1.32%	1.31%	1.25%	1.31%	1.36%
Allowance for credit losses / nonperforming loans	175.17%	0.00%	0.00%	138.22%	1677.12%
Nonperforming assets / total assets	0.69%	0.05%	0.06%	0.75%	0.06%
Nonperforming loans / gross loans	0.75%	0.00%	0.00%	0.95%	0.08%
Net quarterly charge-offs / gross loans	0.00%	0.01%	0.16%	0.00%	0.00%